NEWS RELEASE

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THE MARCUS CORPORATION
100 EAST WISCONSIN AVENUE, SUITE 1900	For additional information, contact:
MILWAUKEE, WISCONSIN 53202-4125	Douglas A. Neis
TELEPHONE 414-905-1000 FAX 414-905-2669	(414)905-1100
A NYSE company

FOR IMMEDIATE RELEASE

MARCUS HOTELS AND RESORTS ANNOUNCES AGREEMENT TO SELL
THE MIRAMONTE RESORT

Milwaukee, Wis., November 26, 2004……Marcus Hotels and Resorts, a division of The Marcus Corporation (NYSE: MCS), today announced that it has signed a definitive agreement to sell its Miramonte Resort in Indian Wells, Calif., to Destination Hotels & Resorts, an independent hotel management company based in Englewood, Colo. Terms of the cash transaction, which is expected to close by the end of the year, were not disclosed.

The Miramonte Resort is a boutique luxury resort located on 11 acres in the Palm Springs area. The Tuscan-themed resort includes 216 guest rooms, a restaurant, lounge, meeting space, fitness center, swimming pools, outdoor meeting facilities and a golf concierge. In May 2004, Marcus Hotels and Resorts further enhanced the property with the opening of THE WELL™, a luxury resort spa.

“The decision to sell the Miramonte is consistent with our overall corporate strategy of constantly evaluating all of our operating businesses to ensure that we are maximizing shareholder value,” said Stephen H. Marcus, chairman and chief executive officer of The Marcus Corporation.

“Our strategy to grow Marcus Hotels and Resorts continues to emphasize equity investments and management contracts that enable us to diversify our capital over a broader base. The sale of the Miramonte is consistent with this strategy. With numerous development opportunities in the pipeline, we are focused on rapidly increasing the total number of rooms we have under management. We expect the growth pace to accelerate as we continue to build our development team and as more transactions and deal flow occur in the marketplace,” said Bill Otto, president and chief operating officer of Marcus Hotels and Resorts.

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About Marcus Hotels and Resorts

Marcus Hotels and Resorts owns or manages a distinctive portfolio of 11 hotels and resorts that are leaders in their markets. Six properties are company-owned and operated: the Grand Geneva Resort & Spa, Lake Geneva, Wis.; Hilton Madison at Monona Terrace, Madison, Wis.; Hilton Milwaukee City Center, Milwaukee, Wis..; Hotel Phillips, Kansas City, Mo.; Miramonte Resort, Indian Wells, Calif.; and the Pfister Hotel, Milwaukee, Wis. Managed properties are Beverly Garland’s Holiday Inn, North Hollywood, Calif.; Crowne Plaza-Northstar, Minneapolis, Minn.; Hilton Garden Inn-Northwest, Houston, Tex.; Hotel Mead, Wisconsin Rapids, Wis.; and Timber Ridge Lodge and Water Park, Lake Geneva, Wis. The company also owns and operates the Marcus Vacation Club at Grand Geneva, Lake Geneva, Wis.

About The Marcus Corporation

Headquartered in Milwaukee, Wis., The Marcus Corporation is a leader in the lodging and entertainment industries. The company’s lodging division, Marcus Hotels and Resorts, owns or manages 11 hotels and resorts in Wisconsin, California, Minnesota, Missouri and Texas, and one vacation club in Wisconsin. The Marcus Corporation’s movie theatre division, Marcus Theatres®, owns or manages 485 screens at 44 locations in Wisconsin, Illinois, Minnesota and Ohio, and one family entertainment center in Wisconsin. For more information, visit the company’s Web site at www.marcuscorp.com.

About Destination Hotels & Resorts

Destination Hotels & Resorts (DH&R) is a privately held lodging management company. With 29 independent, luxury and upscale hotels, resorts and golf clubs, DH&R is the fourth largest independent hospitality management company in the country. The company’s portfolio includes more than 7,500 guest rooms, 17 golf courses and eight full-service spas. DH&R is a wholly- owned subsidiary of Los Angeles-based Lowe Enterprises, Inc., a leading national real estate investment, development and management firm.

Certain matters discussed in this Press Release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which could cause results to differ materially from those expected, including, but not limited to, the following: (i) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division; (ii) the effects of increasing depreciation expenses and preopening and start-up costs due to the capital intensive nature of our businesses; (iii) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (iv) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (v) the effects on our occupancy and room rates from the relative industry supply of available rooms at comparable lodging facilities in our markets; (vi) the effects of competitive conditions in the markets served by us; (vii) our ability to identify properties to acquire, develop and/or manage and continuing availability of funds for such development; and (viii) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, the United States’ responses thereto and subsequent hostilities. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this Press Release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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